SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT T0 SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) May 15, 2001



                               SPRINT CORPORATION
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             (Exact name of Registrant as specified in its charter)

        Kansas                  1-04721                  48-0457967
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(State of Incorporation) (Commission File Number)      (I.R.S. Employer
                                                      Identification No.)


              2330 Shawnee Mission Parkway, Westwood, Kansas 66205
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code (913) 624-3000
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          (Former name or former address, if changed since last report)


                  P. O. Box 11315, Kansas City, Missouri 64112
                (Mailing address of principal executive offices)



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Item 5.  Other Events.

     1. Press Release. On May 15, 2001, the registrant ("Sprint") announced revised performance expectations for the quarter ending June 30, 2001 and for the year ending December 31, 2001 for its FON Group operations. The press release was as follows:


                      SPRINT FON GROUP UPDATES EXPECTATIONS
                            FOR YEAR 2001 PERFORMANCE


Kansas City, Mo., - May 15, 2001 - Sprint today updated performance expectations for the second quarter and for the full year 2001 for its FON Group operations.

Sprint continues to expect that its local telephone operations and product distribution and directory publishing businesses will perform in line with previous guidance.

Sprint continues to expect that total revenues for the FON Group in the second quarter will be similar to the year-ago period and revenues for the full year will grow at a very low single digit rate.

FON Group operating cash flow (EBITDA) and earnings forecasts are below the company's previous outlook due to lower-than-expected profit contributions from the Global Markets segment. This is largely due to several distinct factors in the company's long distance business. Global Markets is experiencing higher bad debt expense caused by bankruptcies by wholesale customers, and it expects to see continued higher bad debt from wholesale customers and reduced wholesale demand. Due to a near-term deceleration in overall market demand, the profit contribution from the recently launched Web hosting and related professional services businesses is expected to increase at a slower pace than previously expected.

As a result of the updated Global Markets forecast, Sprint expects that full year FON Group EBITDA, will be in the range of $4.3 to $4.4 billion. Sprint currently expects FON Group diluted earnings per share to be in the 28 to 30 cent range in the second quarter and between $1.13 and $1.18 for the full year 2001.

Sprint also announced that it now expects full-year FON Group capital expenditures to be approximately $5.9 billion or about $300 million below the previous forecast of $6.2 billion. The company will continue to assess capital spending on an ongoing basis to balance capital expenditures with growth.


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


This press release includes certain estimates, projections and other forward-looking statements. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

o  the effects of vigorous competition in the markets in which Sprint operates;
o the costs and business risks related to entering new markets necessary to provide nationwide or global services and providing new services;
o the ability of the PCS Group to continue to grow a significant market presence;
o the effects of mergers and consolidations within the telecommunications industry;
o  the uncertainties related to Sprint's strategic investments;
o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
o  unexpected results of litigation filed against Sprint;
o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and
o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this press release or unforeseen events. Sprint provides a detailed discussion of risk factors in periodic SEC filings and you are encouraged to review these filings.

About Sprint
Sprint is a world-class global communications company - at the forefront of integrating wireline and wireless communications services. Sprint is a large carrier of Internet traffic and a leader in broadband communications. The company built and operates the United States' first nationwide all-digital, fiber-optic network and provides a portfolio of advanced data communications services. It operates the largest 100-percent digital, 100-percent nationwide PCS wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities across the country. Sprint has $23 billion in annual revenues and serves more than 23 million business and residential customers.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                          SPRINT CORPORATION


Date: May 16, 2001                   By:      /s/ Michael T. Hyde
                                          --------------------------------
                                           Michael T. Hyde
                                           Assistant Secretary